Exhibit 99.1

Clean Earth Holdings, Inc. and Subsidiaries
Consolidated Financial Statements
December 31, 2013

Independent Auditor's Report

To the Board of Directors
Clean Earth Holdings, Inc. and Subsidiaries

We have audited the accompanying consolidated financial statements of Clean Earth Holdings, Inc. and Subsidiaries, which comprise the consolidated balance sheet as of December 31, 2013 and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Clean Earth Holdings, Inc. and Subsidiaries at December 31, 2013 and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA
March 24, 2014

Clean Earth Holdings, Inc. and Subsidiaries
Consolidated Balance Sheet
December 31, 2013

Assets
Current assets
Cash and cash equivalents	$16,629,422
Accounts receivable, net (Note 5)	32,387,701
Deferred income tax assets (Note 12)	565,989
Prepaid expenses and other current assets	1,869,008
Total current assets	51,452,120
Property, plant and equipment, net (Note 6)	20,302,176
Deferred expenses and other assets (Note 7)	3,410,138
Intangible assets, net (Note 8)	64,440,012
Goodwill (Note 8)	93,198,409
Total assets	$232,802,855
Liabilities and Stockholders' Equity
Current liabilities
Current portion of long-term debt (Note 10)	$5,672,667
Trade accounts payable	13,210,583
Income taxes payable	2,436,839
Accrued expenses (Note 9)	13,351,818
Due to related party	333,333
Total current liabilities	35,005,240
Long-term debt, net of current portion (Note 10)	87,913,601
Deferred income tax liabilities (Note 12)	20,656,428
Other long term liabilities	769,400
Total liabilities	144,344,669
Commitments and contingencies (Note 15)
Stockholders' equity (Note 13)
Preferred stock, $.01 par value, 150,000 shares authorized, 119,763 shares issued and outstanding at December 31, 2013 with a redemption value of $112,507,758 including dividends in arrears of $52,626,239	1,198
Common stock, $.01 par value, 4,000,000 shares authorized 2,040,310 shares issued and outstanding at December 31, 2013	20,404
Additional paid-in-capital	62,472,557
Retained earnings	25,964,027
Total stockholders' equity	88,458,186
Total liabilities and stockholders' equity	$232,802,855

The accompanying notes are an integral part of these consolidated financial statements.

Clean Earth Holdings, Inc. and Subsidiaries
Consolidated Statement of Income
December 31, 2013

Revenue, net	$155,929,402
Cost of services	114,940,524
Gross profit	40,988,878
Selling general and administrative expenses	20,005,804
Amortization of intangible assets (Note 8)	1,569,363
Management fee (Note 14)	1,003,475
Operating income	18,410,236
Other income, net	1,542,910
Interest expense	(7,237,842)
Income from operations before income taxes	12,715,304
Income tax expense	5,199,296
Net income	$7,516,008

The accompanying notes are an integral part of these consolidated financial statements.

Clean Earth Holdings, Inc and Subsidiaries
Consolidated Statements of Stockholders' Equity
Year Ended December 31, 2013

					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Retained	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity

Balance at December 31, 2012	119,763	$1,198	2,037,765	$20,378	$62,470,037	$18,448,018	$80,939,631

Issuance of common stock			2,546	25	$2,521		$2,546
Net income for 2013	—	—	—	—	—	7,516,008	7,516,008

Balance at December 31, 2013	119,763	$1,198	2,040,311	$20,403	$62,472,558	$25,964,026	$88,458,185

The accompanying notes are an integral part of these consolidated financial statements.

Clean Earth Holdings, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
December 31, 2013

Cash flows from operating activities
Net income	$7,516,008
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property, plant and equipment	5,139,236
Deferred income tax	(502,859)
Amortization of deferred financing costs	940,485
Accounts receivable allowance	51,521
Net gain on sale and exchange of property, plant and equipment	(302,764)
Amortization of intangible assets	1,569,363
Changes in working capital
Accounts receivable	(435,470)
Prepaid expenses and other current assets	1,232,861
Deferred expenses and other assets	(522,915)
Accounts payable	(1,125,181)
Income taxes payable	2,260,930
Accrued expenses	4,709,589
Other long term liabilities	(103,319)
Net cash provided by operating activities	20,427,485
Cash flows from investing activities
Purchases of property, plant and equipment	(4,365,045)
Cost of businesses acquired	(5,061,085)
Net cash used in investing activities	(9,426,130)
Cash flows from financing activities
Proceeds from line of credit	9,500,000
Repayment of line of credit	(9,500,000)
Net proceeds from the issuance of long-term debt	8,748,023
Repayments of long-term debt	(2,135,645)
Repayments of capital leases	(173,353)
Proceeds from the exercise of share based payment awards	2,546
Debt issuance costs	(1,701,461)
Net cash provided by financing activities	4,740,110
Net increase (decrease) in cash and cash equivalents	15,741,465
Cash and cash equivalents, beginning of year	887,957
Cash and cash equivalents, end of year	$16,629,422

Supplemental disclosure of cash flow information
Cash paid during the year for
Interest	$5,493,813
Income taxes	3,441,226

Non cash financing activities
In 2013, the Company had $999,129 of non cash financing activities related to capital lease purchases.

Clean Earth Holdings Inc, and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013

1.    Business

Clean Earth Holdings, Inc. and Subsidiaries (the "Company") is engaged in managing environmental remediation services, including recycling of soils which have been exposed to hydrocarbons, and the beneficial reuse of dredge materials. The Company's wholly owned subsidiaries include CEI Holding Corporation, Clean Earth, Inc., Clean Earth of Carteret, LLC, Clean Earth of New Castle, LLC, Clean Earth of Philadelphia, LLC, Clean Earth Dredging Technologies, LLC, Clean Earth Environmental Services, Inc., Clean Earth of North Jersey, Inc., Advanced Remediation and Disposal Technologies of Delaware, LLC, Allied Environmental Group, LLC, Clean Earth of Maryland, LLC, Clean Rock Properties, Ltd., Clean Earth of West Virginia, Inc., Clean Earth of Southeast Pennsylvania, LLC, Clean Earth of Williamsport, LLC, Clean Earth of Southern Florida, LLC, Clean Earth of Georgia, LLC, and Clean Earth of Greater Washington, LLC.
2.    Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation
The accompanying consolidated financial statements include the accounts of Clean Earth Holdings, Inc. and Subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany transactions and balances have been eliminated in consolidation.
Use of Estimates
The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and assumptions.
Cash and Cash Equivalents
The Company considers all bank accounts and investments that can be liquidated on demand or within three months or less to be cash equivalents.
Revenue Recognition
Revenues from the environmental recycling facilities are generally recognized when material is received, collection of the associated receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable, with the exception of dredge contracts. The Company's agreement with their customers is for the management of contaminated soils. The Company is considered to have managed those soils upon entry into the facility. This is generally the point the soil crosses the scale at the facility.
Dredge contracts are generally based on geological surveys. The contract states a measurable amount plus an allowable overage of material to be removed and treated. Dredge material is received via barge. It is removed from the barge and treated immediately and sent to an outbound disposal site. Revenue is recognized at time of treatment based on truck volume leaving the facility. Upon final geological survey the parties agree upon the remaining unbilled amount and adjustments are recognized.
Trade Accounts Receivable
Trade accounts receivable are recorded at invoiced amounts and do not bear interest. The Company reserves for uncollectible accounts receivable based on its best estimate of the amount of probable credit losses in its existing accounts receivable balance. The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt including historical experience, specific customer circumstances and current economic and market conditions. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.
Property, Plant and Equipment
Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, with the exclusion of the thermal processing plants which utilize

Clean Earth Holdings Inc, and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013

activity-based depreciation. Expenditures for maintenance and repairs are recorded in operations as incurred. Significant renewals, improvements, and betterments are capitalized.
The Company reviews its long-lived assets held and used (property, plant and equipment) for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated from the use and eventual disposition of the asset. There were no impairment losses in 2013.
Goodwill, Indefinite-Lived, and Other Intangible Assets
Indefinite-lived intangible assets, such as goodwill and legacy permits, are carried at historical value and are not amortized. Such assets are tested for impairment on an annual basis, or more frequently if facts and circumstances indicate that these assets may be impaired. Indefinite-lived intangible assets are impaired if the net book value of a reporting unit exceeds its estimated fair value and the carrying amount of these indefinite-lived intangible assets exceeds the implied fair value. Fair value of the reporting unit is estimated based upon discounted cash flow analyses and the use of market multiples. If the evaluation indicates that the carrying amount of the asset is not recoverable from its discounted cash flows, then an impairment loss is measured by comparing the carrying amount of the asset to its fair value. The annual goodwill impairment review did not result in any impairment for the year ending December 31, 2013.
Permits for the treatment of soil and solid waste are obtained from various government municipalities. Permits are classified in one of three categories; legacy permits, regulatory permits, and operating permits. Legacy permits are permits existing at the date of acquisition of the Company and were recorded at fair value as determined by a third-party appraisal. The Company determined that these acquired permits have indefinite lives, and therefore, they are not amortized. Regulatory permits are modifications of existing permits to accept new waste streams on existing permits, alterations of existing permits to enhance the permit limitations, or are wholly new permits. Regulatory permits are amortized over the remaining life of the existing permit or over the stated life of the new permit. Regulatory permits are generally granted for either a 5 or 10 year period. Operating permits are temporary permits that are renewable in a relatively short time frame, usually one year or less.
The Company reviews these amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If it is determined that an impairment based on future undiscounted cash flows exists, then the loss is recognized. The amount of the impairment is the excess of the carrying amount of the impaired asset over the fair value of the asset. The fair value represents expected future cash flows from the use of the assets, discounted at the rate used to evaluate potential investments. No indicators of impairment were identified for the year ended December 31, 2013.
Stock-Based Compensation
The Company records stock-based compensation expense for stock options and restricted shares as the awards vest, based on estimated grant date fair value using the Black-Scholes option-pricing model for options. There is no compensation expense recorded for restricted shares purchased by employees.
Income Taxes
Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the tax effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted laws. Valuation allowances are recognized to reduce deferred tax assets to the amount that will more likely than not be realized. In assessing the need for a valuation allowance, management considers all available evidence for each jurisdiction including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies. When the Company changes its determination as to the amount of deferred tax assets that can be realized, the valuation allowance is adjusted with a corresponding impact to income tax expense in the period in which such determination is made.
The Company recognizes uncertain tax liabilities when, despite the Company's belief that its tax return positions are supportable, the Company believes that certain positions may not be fully sustained upon review by tax

Clean Earth Holdings Inc, and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013

authorities. Benefits from tax positions are measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon settlement. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense.
Fair Value of Financial Instruments
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value determination is based on assumptions that market participants would use, including consideration of non-performance risk. A three level hierarchy draws distinctions between market participant assumptions based on (i) observable inputs such as quoted market prices in active markets (Level1), (ii) Inputs other than quoted prices in active markets that are observable either directly or indirectly (Level 2) and (iii) unobservable inputs that require the Company to use present value and other valuation techniques in the determination of fair value (Level 3). The carrying amounts of accounts receivable, accounts payable, and accrued expenses approximate fair value because of their short-term nature. Refer to Note 10 for the disclosure surrounding the fair value of the Company’s long-term debt.
Concentrations of Credit Risk
Credit risk represents the accounting loss that would be recognized at the reporting date if counter-parties failed to perform as contracted. Concentrations of credit risk that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and accounts receivable. The Company attempts to minimize this risk by investing its cash with major financial institutions.
Accounts receivable are concentrated primarily in the northeastern United States. The Company does not generally require collateral from its customers; however, the majority of the projects are supported by payment bonds and / or lien rights. The Company is not dependent upon a single customer or a few customers for its business. The largest customer accounts for approximately 22.4% of the accounts receivable balance at December 31, 2013. There were no significant sales concentrations during 2013 to one customer.
Recent Accounting Pronouncements
In July 2013, the FASB issued ASU No. 2013-11, “Income Taxes - Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists”, that requires an unrecognized tax benefit to be presented as a decrease in a deferred tax asset where a net operating loss, a similar tax loss, or a tax credit carryforward exists and certain criteria are met. The new accounting standard is effective as of January 1, 2014. Early adoption is permitted.
In January 2014 the Financial Accounting Standards Board issued ASU 2014-03 an update of ASC 815 Derivatives and Hedging. This amendment allows the use of simplified hedge accounting approach for private companies to qualify for cash flow hedge accounting for swaps that are entered into for the purpose of economically converting a variable interest rate borrowing into a fixed interest rate borrowing if certain criteria are met. Under this simplified approach the private company has the option to measure the designated swap at settlement value instead of fair value. This update also notes a potential exemption of the fair value disclosures under ASC 825 Financial Instruments for the cash flow hedge if certain criteria are met. Retrospective application of this standard is required. This update is effective for annual periods beginning after December 15, 2014 with early adoption permitted.
In January 2014 the Financial Accounting Standards Board issued ASU 2014-02 an update of ASC 350 Intangibles-Goodwill and Other. This update provides all entities except for public business entities and not-for-profit entities an accounting alternative for the subsequent measurement of goodwill. An entity within the scope of this alternative should amortize goodwill on a straight-line basis over 10 years or less than 10 years if the entity demonstrates that another useful life is more appropriate. An entity is further required to make an accounting policy election to test goodwill for impairment at either the entity level or the reporting unit level. This update if elected should be applied prospectively to good will existing as of the beginning of the period

Clean Earth Holdings Inc, and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013

of adoption and new goodwill recognized in annual periods beginning after December 15, 2014 with early adoption permitted.
3.    Hurricane Sandy

On October 28 2012, Hurricane Sandy ("Sandy") struck northern New Jersey and the Southern area of NYC resulting in extraordinary devastation to the area. Two of the Company's facilities sustained significant damage and many of the Company’s customer's construction and remediation sites were severely damaged. In 2013, the Company received insurance proceeds of $1,390,053 net of related expenses of $300,161 and property damage and other direct costs of $483,723.
4.    Acquisitions

On March 19 2013, the Company formed Clean Earth of Greater Washington, LLC through an acquisition of the assets of Dower, LLC ("Dower") to continue the Company’s strategy of geographic expansion. Dower provided landfill services located in greater Washington, D.C. area. The total price of the acquisition was $10,054,885. This amount was comprised of a cash payment of $5,061,085 and assumed liabilities of $4,993,800.
The following table summarizes the fair values of the assets acquired and the liabilities assumed:

Land		$630,000
Landfill airspace		3,524,884
Legacy permits		5,900,000
Promissory note		(2,179,683)
Mortgage		(2,198,936)
Asset retirement obligation		(210,000)
Tax liability		(370,248)
Other liability		(34,932)

	Net assets acquired	$5,061,085

The amortization period of the landfill airspace is expected to be 14.4 years. No goodwill was recorded with this transaction.
In connection with the transaction, the Company assumed an asset retirement obligation associated with the closure and post-closure activities required for the landfill when it has reached capacity. The approximate cost of the work necessary under the assumed asset retirement obligation was consistent with the amount of coverage offered by the Company’s surety/performance bonds in place. The asset retirement obligation was calculated by applying an inflation factor to current estimated costs through 2029 which is when the landfill airspace is expected to be exhausted. The fair value of the asset retirement obligation is estimated to be $210,000.
The Company assumed a $370,248 tax liability for reimbursement of the sellers additional tax liability. As of December 31, 2013, the remaining unpaid portion is $185,124 due on April 15, 2014.
The Company recorded as selling, general and administrative expenses acquisition related costs of $152,660.
This transaction was accounted for using the provisions of ASC 805 and the results of operations since the date of acquisition have been included in the consolidated financial statements presented.

Clean Earth Holdings Inc, and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013

5.    Trade Accounts Receivable and Unbilled Costs

Accounts receivable and unbilled costs consist of the following at December 31, 2013:

Trade accounts receivable	$29,364,386
Unbilled amounts related to in-process contracts	3,797,594
Allowance for doubtful accounts	(774,279)
Accounts receivable, net	$32,387,701

Unbilled costs consist primarily of gross revenues earned during the current month that have not yet been billed.

6.    Property, Plant and Equipment, net

Property, plant and equipment, net consist of the following at December 31, 2013:

Description	Useful Lives

Land	—	$4,517,836
Buildings	20 years	9,150,144
Machinery and equipment	5 to 20 years	42,404,914
		56,072,894
Less: Accumulated depreciation		(35,770,718)
Property, plant and equipment, net		$20,302,176

Depreciation expense of property, plant and equipment for the year ended December 31, 2013 is $5,139,236.
The Company also had like-kind exchanges of equipment which generated gains of $229,661 for the year ended December 31, 2013.
7.    Deferred Expenses and Other Assets

Deferred expenses and other assets consist of the following at December 31, 2013:

Deferred financing costs, net of accumulated amortization of
$188,091 and $3,364,329, respectively	$1,591,068
Other miscellaneous assets	1,819,070
$3,410,138

Deferred financing costs represent costs incurred in obtaining debt. As part of the debt refinancing described in Note 10, the Company incurred and capitalized $1,701,461 of deferred financing fees. The Company recognized a loss on the debt retirement of approximately $523,052 related to the write-off of unamortized debt issuance costs which was recorded as interest expense. Deferred financing costs are amortized on an effective interest rate basis over the term of the associated credit agreement for the new loan.

Clean Earth Holdings Inc, and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013

8.    Intangible Assets, net, and Goodwill

Intangible assets, net and goodwill are comprised of the following as of December 31, 2013:

	Weighted Average
	Amortization
	Period
Legacy permits	N/A	$51,640,380
Regulatory and operating permits, net of
amortization of $1,788,771	6.9 years	1,139,085
Customer relationships, net of accumulated
amortization of $7,223,333
respectively	15 years	5,976,667
Non-compete agreements, net of
amortization of $53,833	5 years	136,167
Trade name, net of accumulated amortization of
$1,600,625	20 years	2,299,375
Airspace, net of accumulated amortization of
$276,546	16 years	3,248,338
		64,440,012

Goodwill		93,198,409
		$157,638,421

Amortization for the year ended December 31, 2013 was $1,569,363. Estimated future annual amortization expense related to the intangible assets for each of the years ending December 31, 2014 through 2018 is approximately $1,700,000 per year.
There were no changes to goodwill balances during the period ended December 31, 2013.

9.    Accrued Expenses

Accrued expenses at December 31, 2013 consist of the following:

Transportation and disposal costs	$7,235,229
Natural gas	75,450
Salaries and wages	1,283,468
Other current liabilities	4,757,671
$13,351,818

Clean Earth Holdings Inc, and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013

10.    Long-Term Debt

Long-term debt consists of the following at December 31, 2013:

Credit agreement
Payable in quarterly installments of
$562,500 through April 1, 2018, including interest
at a base rate plus an applicable margin; 5.0% at December 31, 2013	$89,437,500

Dower promissory note, net of discount
Payable in quarterly installments of
$287,633 through March 31, 2015
at an effective rate of 2.9% at December 31, 2013	1,652,742

Clean Earth of Greater Washington, LLC Mortgage
Payable in monthly installments of
$61,529 through December 21, 2014
at an effective rate of 6.0% at December 31, 2013	1,677,233

Capital lease obligations
Various leases, payable over 12-48 months
at an interest rate of 3%-4.1%	818,793
Total Debt	93,586,268
Less: Current portion due within one year	(5,672,667)
Long-term portion	$87,913,601

In July 2013, the first-lien and the second-lien credit agreements along with the revolving line of credit were extinguished and replaced with a new credit agreement (“Credit Agreement”). The new $90,000,000 Credit Agreement has a 5 year term with a base interest rate of 4% plus LIBOR or 1% if LIBOR is less than 1%. The facility is secured by substantially all of the Company’s tangible and intangible personal property. Under the terms of the new credit agreement, quarterly principal payments are $562,500 through April 1, 2018, with the remainder of the principal of $79,312,500 maturing on July 22, 2018. Under the new Credit Agreement, starting with the calendar year subsequent to December 31, 2013, the Company is required to make mandatory prepayments based on a percentage of excess cash flow.
The new Credit Agreement includes an $18,000,000 revolving line of credit with a base interest rate of 4% plus LIBOR or 1% if LIBOR is less than 1%. As of December 31, 2013, there were no outstanding balances under the revolving credit facility. As a result of the borrowing base calculation and outstanding letters of credit of $4,239,462, the borrowing capacity was $13,760,538 at December 31, 2013. In addition to interest on amounts borrowed under the Credit Agreement, the Company will pay a quarterly commitment fee on the unused portion of the revolving commitment as defined in the Credit Agreement at 0.50% based on its unused capacity.
The Company is subject to certain customary affirmative and restrictive covenants arising under the Credit Agreement.  In addition, the Company is required to maintain certain financial covenants, including a Total Leverage Ratio and a Fixed Charge Coverage Ratio. The Company was in compliance with all covenants as of December 31, 2013.

Clean Earth Holdings Inc, and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013

As part of the Dower acquisition, the Company assumed a mortgage on the property of $2,189,448 at a rate of 6% and a maturity date of December 21, 2014. The unpaid balance in this loan as of December 31, 2013 is $1,677,233. In addition, the Company issued a two-year non-interest bearing promissory note with a face value of $2,301,064. The unamortized discount of the promissory note at December 31, 2013 is $73,056. The unpaid balance of this note as of December 31, 2013 is $1,652,742.
Long-term debt maturities are as follows:

Principal Payments

2014	5,672,667
2015	2,752,821
2016	2,360,130
2017	2,363,150
2018	80,437,500
Total	$93,586,268

The Company has determined that the carrying value of debt approximates fair value, which is based on an assessment of current market conditions and interest rates.
11.    Employee Benefit Plans

The Company has a defined contribution 401(k) plan that covers substantially all employees who have met the eligibility requirements. Employees may contribute up to the maximum allowable under current regulations to the 401(k). The Company's contribution to the plan is at the discretion of the Company. The Company contributed $208,540 to the plan for the year ended December 31, 2013.
12.    Income Taxes

Income tax expense for the year ended December 31, 2013 consist of the following:

Current		$4,754,426
Federal		947,731
State		5,702,157

Deferred		(762,138)
Federal		259,277
State		(502,861)
	Income tax expense	$5,199,296

Clean Earth Holdings Inc, and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013

The following table reconciles the expected income tax expense at the federal statutory rate to the effective tax rate for the years ended December 31, 2013:

	Amount	Percentage
Tax expense at statutory rate	$4,450,358	35.0%
State taxes, net of federal benefit	905,938	7.1%
Change in valuation allowance	(129,698)	(1.0)%
Provision to return differences	(98,823)	(0.8)%
Other	71,521	0.6%
	$5,199,296	40.9%

Temporary differences between financial statement carrying amounts and tax basis of assets and liabilities that give rise to significant deferred tax assets and liabilities as of December 31, 2013 are as follows:

Current assets (liabilities)
Allowance for doubtful accounts	$317,454
Accrued expenses	589,100
Prepaid expenses and other	(205,561)
700,993
Less: Valuation allowance	(135,004)
565,989
Non-current assets (liabilities)
Stock based compensation	57,758
Accrued expenses and other, long-term	228,795
Net operating losses	590,451
Property and equipment basis difference	(1,382,650)
Permit basis difference	(16,647,279)
Other intangibles	(3,233,220)
(20,386,145)
Less: Valuation allowance & reserve	(270,283)
$(20,656,428)

The above table includes deferred tax assets and the related valuation allowance associated with the discontinued operation of Clean Earth of West Virginia, Inc.
In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred income tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the valuation allowance. Management has recorded a valuation allowance at December 31, 2013, principally related to deferred tax assets associated with state net operating losses for certain subsidiaries as it is not more likely than not that

Clean Earth Holdings Inc, and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013

a benefit will be realized through the use of these carryforwards. The Company has cumulative net operating loss carryforwards for various states of approximately $10.4 million.
In addition, the Company reduced the valuation allowance by approximately $130,000 related to the current and future utilization of net operating loss carryforwards at certain subsidiaries. It is now more likely than not that this benefit will be realized. The change in assessment was a result of substantially improved earnings at those subsidiaries and a legal entity restructuring.
At December 31, 2013 the Company had unrecognized tax benefits of $141,400 that if recognized, would have a favorable impact on tax expense. The Company had accrued interest of $0 as of December 31, 2013. If not favorably settled, all of the unrecognized tax benefits would require the use of our cash. It is reasonably possible that the total amount of our unrecognized tax benefits will change during the next 12 months. However, the Company does not expect those changes will have a significant impact on financial positions or results of operations.
The Company files income tax returns in the U.S. federal jurisdiction and in multiple U.S. state and local jurisdictions. The Company's tax filings for tax years 2010 to 2013 remain open for examination by taxing authorities.
13.    Stockholders' Equity

Preferred Stock
In October 2005, the Company authorized 250,000 shares of preferred stock with a par value of $0.01 per share, of which 150,000 shares are designated as Series A Preferred Stock. At December 31, 2013, the Company has issued and outstanding 119,763 shares of preferred stock all of which are Series A Preferred. When, and if, declared by the Board of Directors, the holders of Series A Preferred Stock are entitled to receive dividends at an annual rate equal to 8% of the original issue price per share for each of the outstanding shares of Series A Preferred Stock at the date of record plus cumulative dividends. Dividends will accrue but will not be payable unless declared by the Board or Directors.
In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior to and in preference to any distribution of assets and surplus funds of the Company to the holders of common stock, an amount equal to the original purchase price of the Series A Preferred Stock, plus an amount equal to accrued and unpaid dividends to the date of liquidation. After payment of the Series A Preferred Stock, the holders of the Company's common stock shall be entitled to receive the remaining assets of the Company. At December 31, 2013, the aggregate liquidation value for the Series A Preferred Stock was $112,507,758 representing the original issue price of the preferred shares plus the cumulative, but undeclared dividends of $52,626,239 as described above.
Common Stock
Except as otherwise provided by law, all shares of common stock have equal voting rights and have one vote per share. The holders of the common stock shall be entitled to receive dividends as may be declared by the Board of Directors, at its discretion, from any assets legally available for the payment of dividends, provided that no dividends may be paid on the common stock unless all accrued and unpaid dividends on all shares of preferred stock are paid.
The Company's Board of Directors is authorized to increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without further vote or action by stockholders.
Equity Incentive Plan
The Company maintains an Equity Incentive Plan (the "Plan") to assist the Company in recruiting and retaining employees, directors and consultants by providing an incentive for productivity and an opportunity to share in the growth and value of the Company. Awards of stock options or restricted shares, and the opportunity to purchase restricted shares at fair value are issued under the Plan by the Company's Board of Directors. The Company has reserved 800,000 of its authorized and unissued common shares as the maximum number of shares that may be subject to issuance as stock options or restricted shares under the Plan. Under the terms of the Plan, award exercise prices shall not be less than the fair market value of the Company's common

Clean Earth Holdings Inc, and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013

shares on the date such awards are granted and the term of the awards will be no more than 10 years. There are also special provisions of the Plan related to individuals who own more than 10% of the voting power of all classes of the Company's stock. Awards to these individuals will have an exercise price per share of not less than 110% of the fair value per share on the grant date and the term of the award will be no more than five years.
The stock options and restricted shares vest 20% on the first anniversary of the grant date, and an additional 20% on each of the three subsequent anniversaries of the grant date. The final 20% shall vest and become exercisable upon the earlier of (i) a change in control or (ii) the tenth anniversary of the grant date.
There was no compensation expense recognized in 2013 for vesting of stock options.
Option activity is summarized as follows:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value

Outstanding at December 31, 2012	96,266	$8.81	$1.31
Granted	—
Forfeited	(636)
Exercised	(2,546)
Outstanding at December 31, 2013	93,084	$9.07	$1.25

As of December 31, 2013, there was $44,480 of total unrecognized compensation cost related to stock options. The cost is expected to be recognized over a weighted average period of 3.43 years. At December 31, 2013, the Company has 68,467 of accumulated options outstanding that are vested.
The Company did not issue shares of restricted common stock in 2013. At December 31, 2013, there were 210,791 total shares of restricted stock, respectively, issued to date. At December 31, 2013, 158,461 of these shares were fully vested.
Restricted stock activity is summarized as follows:

	Number of Shares	Average Fair Value

Nonvested, December 31, 2012	69,079	1.06
Granted	—	—
Vested	(16,749)	1.00
Forfeited	—	—
Nonvested, December 31, 2013	52,330	1.08

As of December 31, 2013, there was $4,974 of total unrecognized compensation cost related to restricted common stock. That cost is expected to be recognized over a weighted average period of 1.75 years.

Clean Earth Holdings Inc, and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013

The fair value of the options and restricted stock was estimated based on the following assumptions:

Valuation assumptions
Expected dividend yield	—
Expected volatility	27%
Expected term (years)	5
Risk-free interest rate	2%

Expected volatility was determined using changes in historical stock prices of comparable businesses in the industry. The risk free interest rate was determined based on the US Treasury yield curve in effect at the time of grant. The expected term was based on management's estimate of the period of time that the options or stock will remain outstanding before being exercised or forfeited.
14.    Related Party Transactions

During each of the year ended December 31, 2013, the Company was charged $1,000,000 plus travel expenses by a company affiliated with certain stockholders for management fees under a management agreement. As of December 31, 2013, $333,333 of the 2013 management fee remains unpaid.
15.    Commitments and Contingencies

Operating Leases
The Company leases office space, equipment, facilities and land under non-cancelable operating leases that expire at various dates through 2030. Rent expense incurred by the Company for the year ended December 31, 2013 was approximately $4,475,054. The approximate future minimum payments under these leases at December 31, 2013 are as follows:

2014	$2,926,276
2015	2,139,149
2016	1,846,741
2017	1,590,734
2018	1,490,263
Thereafter	10,251,256
$20,244,419

The Company leases approximately 7.5 acres of land at its Delaware soil recycling facility at a rental of $1.00 per ton of soil received with a minimum rental of $50,000 per year. The lease was renewed for five years in 2008 and contains two additional five-year renewal options. The Company exercised the renewal option in 2013.

The Company currently leases approximately 5 acres of land for the North Jersey soil recycling facility. The lease term is 30 years with two renewal options.

The Company currently leases approximately 12 acres of land under the Carteret, New Jersey soil recycling facility. The lease term is for 20 years with four renewal options of 5 years each, expiring in 2030. The lease rate is approximately $52,750 per month in total with annual increases allowed. In addition the Company pays a royalty on treatment sales of 0.66%.

Clean Earth Holdings Inc, and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013

The Company leases premises in Jersey City, New Jersey as an off-loading, processing and transfer facility for dredged materials. The lease was renewed in 2009 for three years and contains three additional two-year renewal options. The Company exercised the first two-year renewal in 2012. This lease was automatically renewed on October 1, 2013 extending the term through September 30, 2016. The terms of the lease include a component for minimum basic rent of $633,000 per year and a component based on volume. The volume component is scaled with the fee for the first 300,000 cubic yards at $1.50 per cubic yard and additional cubic yards at $1.25 per cubic yard.

The Company leases approximately 15 - 20 acres in Kearney, New Jersey as an off-loading, processing and transfer facility for dredged materials. The initial term was for a five year lease with renewal options. The terms of the lease include a component for minimum basic rent of $210,000 per year and additional volume based components. The royalty component is scaled with the fee for the first 500,000 cubic yards at $3.50 per cubic yard and additional cubic yards at $2.00 per cubic yard. In addition there is a placement fee that begins at $7.75 per cubic yard and escalates to $9.50 per cubic yard dependent on volumes.

The Company sub-leases approximately 2 acres in Williamsport, Pennsylvania as a processing facility for drill cuttings related to the Marcellus Shale. The initial term is for a 1 year lease with an option to renew for three additional years if the sub-lessor is able to renew the main lease. The lease rate is $7,100 per month.

Captive Insurance Program
The Company is partially self-insured for workers' compensation insurance coverage through a group captive insurance company in which the Company has less than a 10% ownership interest. While the Company maintains risk associated with the possible insurance claims of other members in the captive, management believes that this risk is mitigated through loss limits for each member as well as adequate reinsurance coverage obtained by the captive.
While the insurance carried by the Company, including the insurance obtained through the captive insurance company, may not be sufficient to cover all claims that may arise, and while insurance carriers may not continue to make coverage available to the Company, management believes that it has provided an adequate level of insurance coverage.
Legal Proceedings
Supply Agreement
The Company had an exclusive material supply agreement which required them to supply a monthly minimum quantity of 20,000 tons of material. The Company paid a $15 per ton tip fee for every ton supplied under the agreement. Under the agreement, if the Company failed to supply the monthly minimum quantity, the Company had to pay the difference in quantity multiplied by the per ton tip fee. This amount is treated as an other long-term asset within the Consolidated Balance Sheets. Per the agreement, in months where the Company supplied material in excess of the monthly minimum, the prepaid expense would be reduced by the tip fees due on the quantity in excess of the monthly minimum. Due to its inability to consistently meet the monthly minimum requirements, in accordance with the agreement, the Company notified the owner that they were no longer going to be the exclusive fill provider.
In April, 2012, the Company filed suit in the United States District Court of New Jersey seeking damages due to the owner’s breach under the terms of the supply agreement.
The Company believes the prepaid tip fees represent a valid asset that will be realized. On November 7, 2012, the Company moved for summary judgment on both its affirmative claim and the owner’s counterclaim. In May, 2013, the Court denied summary judgment on Clean Earth’s affirmative claims but granted summary judgment dismissing defendant’s counterclaim. A bench trial is scheduled for April 23, 2014. Based on the above, the Company has neither recorded a reserve on the outstanding prepaid balance as of December 31, 2013 nor recorded an accrual for the invoice received. As of December 31, 2013, based on all available information, management has reflected this amount as a non-current asset.

Clean Earth Holdings Inc, and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013

Potentially Responsible Parties
The Company participates in three Potentially Responsible Party committees in connection with environmental consent orders related to certain hazardous waste cleanup sites under the federal Superfund statute and or state cleanup programs. As of December 31, 2013, the Company accrued $559,400 for these potential costs. In January 2014, the Company has received a potential settlement for one of these items for $26,000. The Company is currently reviewing the proposal.

Notice of Civil Administrative Penalty Assessment
In October 2012, the Company received a draft of a Notice of Civil Administrative Penalty Assessment (“CAPA”) from the New Jersey Department of Environmental Protection (“DEP”) against the Company and one of its employees. The CAPA alleges that the Company failed to notify the DEP on a timely basis that it subcontracted its asbestos handling and disposal operations to a third party. The Company believes its defenses are strong. To avoid potential significant legal expenses for its defense, the Company offered a settlement of $310,000 which is currently under review by the DEP. This amount has been accrued in the financial statements as of December 31, 2013. The Company believes the final assessment will not have a material effect on the financial position or results of operations of the Company.

The Company is subject to other claims and legal actions that arise in the ordinary course of business. The Company believes that the ultimate liability, if any, with respect to these claims and legal actions, will not have a material effect on the financial position or results of operations of the Company.
Licensing Agreements
The Company has agreements with various parties, principally lessors of its dredge facilities which require royalty fees to be paid. These royalty fees are paid based upon various measurements including percentage of specific sales or on a per ton of material processed basis. Certain of these agreements provide for minimum annual royalty fees to be paid. Royalty expenses for the year ended December 31, 2013 are $1,658,935.
16.    Subsequent Events

The Company's management has evaluated all activity of the Company through March 24, 2014 and concluded that subsequent events are properly reflected in the Company's financial statements and notes as required by standards for accounting disclosure of subsequent events.